Exhibit 99.5

Dated as of 31 March 2020

Amendment to the share purchase agreement dated as of 31 December 2019 entered into between AMTD Group Company Limited (the “Seller”) as seller and Clear Radiant Limited (the “Purchaser”) as buyer in relation to the sale and purchase of certain shares in AMTD International Inc. (the “AMTD II Agreement”)

This is an amendment agreement (this “Amendment”) made by and between undersigned parties including, amongst others, the Seller and the Purchaser pursuant to Section 9.02 of the AMTD II Agreement. The definitions and rules of interpretation in Article 1 of the AMTD II Agreement shall apply in this Amendment.

On the date of this Amendment, Groupsource Investments Limited, Fortis Fund IV Limited, the Seller and the Purchaser also entered into the letter agreement on payment arrangement (“Payment Arrangement”).

With effect from the date of this Amendment, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the relevant parties, and intending to be legally bound hereby, the AMTD II Agreement is hereby agreed by the parties to be amended and modified as follows:

(1)     The provisions after “Section 2.02 Closing.” in Section 2.02 are hereby deleted in their entirety and replaced with the following provisions:

“The purchase and sale of the Sale II Shares will be completed at the closing (the “Closing”). The Closing shall take place remotely via the electronic exchange of documents and signatures (i) on such Business Day on or before April 17, 2020 as may be designated by the Purchaser at its sole discretion (the “Scheduled Closing Date”) or (ii) on April 17, 2020 in the absence of any designation by the Purchaser in accordance with (i) above (the “Default Closing Date”), after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or (iii) at such other date or place as the parties to the AMTD II Agreement may agree. The Purchaser shall make the designation in (i) at its sole discretion, without reliance from the Seller, the Company, any Affiliates of the Seller or the Company or any Persons acting on its or their behalf. The Purchaser shall not possess or rely on any material non-public price sensitive information to designate the Scheduled Closing Date. The Purchaser’s designation of the Scheduled Closing Date shall not violate any Applicable Law.

(a)     As of 31 March 2020, the Purchaser and its associate, Groupsource Investments Limited, have procured Fortis Fund IV Limited to settle a sum of US$50,000,000 (equivalent to HK$390,000,000) (the “First Payment”) to the Seller. The First Payment shall constitute part payment of the Purchase Price on the Closing Date.

(b)      The Seller hereby acknowledges receipt of the First Payment. The Seller shall deliver and deposit, no later than April 6, 2020, the original share certificate(s) representing the Sale II Shares to and with JNJ Partners LLP (In association with Chiu, Szeto & Cheng Solicitors) (“JNJ”). The Seller shall procure JNJ to hold such original share certificate(s) in escrow pending release under the provisions below. The Seller shall procure JNJ to confirm its receipt of such original share certificate(s) in writing to the Purchaser.

(c)     On the Scheduled Closing Date or the Default Closing Date (whichever is applicable), the Purchaser shall pay a sum of US$1,283,050 (equivalent of HK$10,007,790) (the “Balance”) by wire transfer in U.S. dollars (or its equivalent in Hong Kong dollars) of immediately available funds to a bank account of the Seller as set out in the Payment Arrangement. The Balance shall constitute payment of the remaining balance of the Purchase Price on the Closing Date. Upon the payment of the Balance to the abovementioned account of the Seller:

(i)     The Seller shall procure that JNJ release on the Scheduled Closing Date or the Default Closing Date (whichever is applicable) the original share certificate(s) representing the Sale II Shares duly executed on behalf of the Company and registered in the name of the Purchaser provided that the Purchaser may, at its sole discretion, agree and authorize that the original of such share certificate(s) be deposited with and held in the custody of the Seller or any other entity designated by the Seller, provided further that in any such case the Seller shall promptly return and deliver the original of such share certificate(s) to the Purchaser upon the written request by the Purchaser, at any time and at the Purchaser’s sole discretion; and

(ii)      the Seller shall deliver or cause to be delivered on the Closing Date to the Purchaser a certified copy of the relevant page of the register of members of the Company reflecting the Purchaser as the owner of the Sale II Shares.

(2)     The reference to the date “March 31, 2020” in Section 8.01 shall be deleted and replaced with “April 17, 2020.”

This Amendment will be deemed effective as of the date first written above (the “Effective Date”).

Each party to this Amendment hereby represents and warrants to the other party/parties that:

(a)	It has the full right, power, and authority to enter into this Amendment.

(b)

The execution of this Amendment by each individual party whose signature is set forth at the end of this Amendment on behalf of such party, and the delivery of this Amendment by such party, have been duly authorized by all necessary action on the part of such party.

(c)

This Amendment has been executed and delivered by such party and (assuming due authorization, execution, and delivery by the other party hereto) constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

Except as expressly provided in this Amendment, all of the terms and provisions of the AMTD II Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties thereto. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the AMTD II Agreement or of any other document contemplated thereunder or as a waiver of or consent to any further or future action on the part of either the Seller or the Purchaser that would require the waiver or consent of the other party. On and after the Effective Date, each reference in the AMTD II Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the AMTD II Agreement as amended by this Amendment.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Amendment without the consent of each other party hereto.

This Amendment, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the law of Hong Kong, without regard to the conflicts of law rules thereunder.

This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Amendment is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns

This Amendment constitutes the entire agreement between the parties with respect to the subject matter of this Amendment and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Amendment.

Article 1 (Definitions) and Sections 9.02, 9.03, 9.06, 9.07 and 9.10 of Article 9 (Miscellaneous) of the AMTD II Agreement shall be incorporated in full herein, mutatis mutandis.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

For and on behalf of:-

Clear Radiant Limited

 /s/ Kenneth Ng Kwai Kai         /s/ Kelvin Leung So Po

Name: Kenneth Ng Kwai Kai        Kelvin Leung So Po

Director / Authorized Signatory

For and on behalf of:-

Groupsource Investments Limited

/s/ Kenneth Ng Kwai Kai         /s/ Kelvin Leung So Po

Name: Kenneth Ng Kwai Kai       Kelvin Leung So Po

Director / Authorized Signatory

For and on behalf of:-

AMTD Group Company Limited

/s/ Wong Yui Keung Marcellus

Name: Wong Yui Keung Marcellus

Director